Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	James Costin
Executive Vice President, Chief Financial Officer	Group Financial Controller and Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1325
E: martin.ogrady@belmond.com	E: james.costin@belmond.com

FOR IMMEDIATE RELEASE
November 6, 2018

BELMOND LTD. REPORTS THIRD QUARTER 2018 RESULTS; REAFFIRMS FULL-YEAR 2018 ADJUSTED EBITDA GUIDANCE

▪	Net earnings attributable to Belmond Ltd. of $12.6 million, compared with net earnings of $7.8 million for prior-year quarter

▪	Adjusted net earnings from continuing operations of $35.5 million, compared with adjusted net earnings of $15.5 million for prior-year quarter

▪	Adjusted EBITDA of $75.1 million up 21%, compared to adjusted EBITDA of $62.2 million for prior-year quarter

▪	Same store revenue per available room (“RevPAR”) up 6% from prior-year quarter in both constant currency and US dollars

▪	Reaffirms Full-Year adjusted EBITDA guidance at $140 million to $150 million

HAMILTON, BERMUDA - November 6, 2018. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, train and river cruise properties, which operate in 24 countries, today announced its results for the third quarter ended September 30, 2018.

Roeland Vos, president and chief executive officer, remarked: "Belmond delivered significant growth in the third quarter of 2018. In what is seasonally the largest quarter in terms of EBITDA contribution, we are pleased to have recorded a 21% rise in adjusted EBITDA versus the prior-year period.

With improved commercial management capabilities in place, and a program of identified strategic capital reinvestments that began in 2016 now yielding benefits, we came in at the top end of the RevPAR guidance range we set out in May, supporting our full-year guidance for same store RevPAR growth of between 2% and 6%. We are also reaffirming our full-year adjusted EBITDA guidance of $140 to $150 million, representing growth of 13% to 21% over last year.

As momentum continues to build, we are increasingly confident in the tools that are powering our revenue-driving strategies. The team remains focused on capitalizing on the strong financial position we have established. We expect the positive growth trajectory we have witnessed across successive quarters this year to continue through 2019 and beyond."

Third Quarter 2018 Operating Results

Revenue for the third quarter of 2018 was $193.2 million, a $10.2 million increase in revenue from the third quarter of 2017. In constant currency, revenue for the third quarter of 2018 increased by $10.6 million from the third quarter of 2017 due to strong performances at Venice Simplon-Orient-Express, which continues to benefit from recent capital improvements; Belmond Grand Hotel Europe, St. Petersburg, Russia, where the football World Cup was hosted in July; Belmond Charleston Place, South Carolina, which is benefiting from the popularity of the destination and the extensive refurbishment work completed in recent years; Belmond Hotel das Cataratas, Iguassu Falls, Brazil where the destination has received positive media coverage; and across Belmond's Italian portfolio due to enhanced revenue management initiatives and the impact of recent capital investments, including the addition of new keys. Additionally, the introduction this year of Belmond Castello di Casole in Tuscany represented a positive contribution. These increases are offset by declines at Belmond La Samanna, St. Martin, French West Indies, and Belmond Cap Juluca, Anguilla, British West Indies, which were both closed for renovation works in the third quarter of 2018 and Belmond Northern Belle, which was sold in the fourth quarter of 2017. Together these three businesses contributed revenue of $6.2 million in the third quarter of 2017. Excluding the impact of the closed and sold properties and the acquisition of Belmond Castello di Casole, revenue across the rest of the portfolio increased by $12.8 million or 7% over the third quarter of 2017 on a constant currency basis.

Net earnings attributable to Belmond Ltd. for the third quarter of 2018 were $12.6 million ($0.12 per common share), which compared to net earnings attributable to Belmond Ltd. of $7.8 million ($0.08 per common share) for the third quarter of 2017, largely due to a 21% improvement in adjusted EBITDA.

Adjusted net earnings from continuing operations for the third quarter of 2018 were $35.5 million ($0.34 per common share), compared to adjusted net earnings from continuing operations of $15.5 million ($0.15 per common share) for the third quarter of 2017.

Same store RevPAR for owned hotels for the third quarter of 2018 increased 6% from the prior-year quarter on both a constant currency and US dollar basis as a result of a one percentage point increase in occupancy and a 5% increase in average daily rate ("ADR").

Adjusted EBITDA for the third quarter of 2018 was $75.1 million up 21%, compared to an adjusted EBITDA of $62.2 million for the third quarter of 2017. In constant currency, adjusted EBITDA for the third quarter of 2018 was up $10.0 million or 15% compared to the third quarter of 2017.

Recent Company Highlights

•
Announces review of strategic alternatives to enhance shareholder value - On August 8, 2018, the Company announced that its Board of Directors has initiated a comprehensive review of strategic alternatives to enhance shareholder value. The Board has engaged Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as financial advisors and Weil, Gotshal & Manges LLP as legal advisor to assist in its review. Belmond is pleased with the progress of the review process that is now underway but no assurances can be given regarding its outcome or timing.

•
Celebrates milestone anniversaries at iconic properties - In July 2018, Belmond El Encanto in Santa Barbara, California, marked a century since it began operating as a hotel. Today, the property is the only Forbes 5-star hotel in the city and is hosting a series of special wine-maker dinners throughout 2018 to honor its 100-year history. On August 13, 2018, Belmond Copacabana Palace celebrated 95 years since it opened its doors. 2018 also marks the 60th year since our other Brazilian hotel, Belmond Hotel das Cataratas, with its breath-taking setting as the sole hotel on the Brazilian side of the national park overlooking the world famous Iguassu Falls, opened as a hotel, following the Belmond Hotel Cipriani, Venice, Italy, which reached this 60-year milestone anniversary in May.

•
Unveils latest global brand campaign to capitalise on growth in ‘culinary tourism’ - In September 2018, Belmond launched ‘The Art of Gastronomy’ celebrating culinary tradition and food of provenance across its portfolio of destinations in a series of six short films, each capturing a gastronomic journey that guests can experience as part of the Company’s commitment to delivering authentic escapes, and as demand for authentic food-inspired travel increases. The campaign content went live across Belmond’s marketing channels worldwide with each experience available to book online via Belmond.com.

Third Quarter 2018 Business Unit Results

Owned hotels:

Europe:
For the third quarter of 2018, revenue from owned hotels for the region was $109.4 million, an increase of $12.7 million or 13% from $96.7 million for the third quarter of 2017. In constant currency, revenue for the region for the third quarter of 2018 increased $10.0 million or 10% from the prior year quarter due to growth across the majority of the portfolio led by double digit percentage growth at Belmond Grand Hotel Europe, Belmond Hotel Caruso and Belmond Grand Hotel Timeo. Belmond Grand Hotel Europe benefited from the positive image of the football World Cup held in Russia in July and all of the properties have benefited from enhanced revenue management strategies including improved management of room types, targeted sales activities and focus on driving group business to shoulder seasons. The growth included revenue of $4.0 million at Belmond Castello di Casole, which was acquired in the first quarter of 2018, and was opened under a Belmond flag in May.

In constant currency, same store RevPAR for owned hotels in the region increased 7% from the prior-year quarter as a result of a 7% increase in ADR.

Adjusted EBITDA for the region for the quarter was $54.8 million, up 13% compared to $48.7 million for the third quarter of 2017. In constant currency, adjusted EBITDA for the region for the third quarter of 2018 increased $3.8 million or 7% from the prior year quarter driven by Belmond Grand Hotel Europe and all of the Italian properties with the exception of Belmond Hotel Cipriani, which is in a non-Biennale year.

North America:
Revenue from owned hotels for the third quarter of 2018 was $27.6 million, down $5.3 million or 16% from $32.9 million for the third quarter of 2017. In constant currency, revenue for the region for the third quarter of 2018 also decreased $5.4 million from the prior-year quarter. The decrease is attributable to a $4.2 million fall in revenue at Belmond La Samanna and Belmond Cap Juluca, which were both closed for the entire quarter following damage sustained from the 2017 hurricanes that hit the region. Revenue from Belmond Charleston Place was flat year-over-year but would have been higher had it not been for the impact of $2.1 million lost revenue at Belmond Charleston Place as the city was evacuated with the approach of Hurricane Florence in September.

In constant currency, same store RevPAR for owned hotels in the region decreased 2% from the prior-year quarter due to a two percentage point decrease in occupancy.

Adjusted EBITDA for the region for the quarter was $5.1 million, an increase of $2.8 million or 122% from $2.3 million for the third quarter of 2017. In constant currency, adjusted EBITDA for the region for the third quarter of 2018 also increased $2.9 million due to improvements of $1.1 million at Belmond Charleston Place and losses of $2.7 million in the prior-year quarter at Belmond La Samanna and Belmond Cap Juluca. Operating losses of $2.7 million at Belmond La Samanna and $1.7 million at Belmond Cap Juluca have been added back to adjusted EBITDA for the third quarter of 2018 while the properties are closed for renovation. Also added back to adjusted EBITDA in the third quarter of 2018 is a $1.2 million deductible related to the insurance cover at Belmond Charleston Place.

Rest of world:
Revenue from owned hotels for the third quarter of 2018 was $25.8 million, a decrease of $1.0 million or 4% from $26.8 million for the third quarter of 2017. In constant currency, revenue for the third quarter of 2018 increased $2.6 million or 10% from the prior year quarter, principally as a result of a $1.7 million increase in revenue at Belmond Hotel das Cataratas following positive media coverage of the destination, and $0.7 million increases at both Belmond Copacabana Palace and Belmond Mount Nelson.

In constant currency, same store RevPAR for owned hotels in the region increased 10% from the prior-year quarter as a result of a four percentage point increase in occupancy and a 1% increase in ADR.

Adjusted EBITDA for the region for the quarter was $3.9 million compared to $3.5 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region increased by $0.7 million or 20% from the prior-year quarter as a result of a $0.8 million increase at Belmond Hotel das Cataratas.

Owned trains & cruises:
Revenue for the third quarter of 2018 was $26.4 million, up $2.7 million or 11% from $23.7 million for the third quarter of 2017. In constant currency, revenue increased $2.1 million or 8%. Excluding Belmond Northern Belle that was sold last year, revenue was up $4.2 million or 18% over the third quarter of 2017. The increase was driven by Venice Simplon-Orient-Express which has continued a strong year as it benefits from recent capital improvements, and to a lesser extent from Belmond Afloat in France where two new barges were brought into operation earlier this year.

Adjusted EBITDA for the quarter was $8.3 million, an increase of $2.9 million or 54% from the third quarter of 2017. In constant currency, adjusted EBITDA for the segment increased by $2.7 million or 46% primarily driven by growth from the Venice Simplon-Orient-Express, Belmond Afloat in France and the cessation of the Company's loss making Orcaella cruise lease in Myanmar during the prior year.

Management fees:
Adjusted EBITDA from management fees for the third quarter of 2018 was $4.6 million, a decrease of $0.1 million or 2% from $4.7 million for the third quarter of 2017.

Share of pre-tax earnings from unconsolidated companies:
Adjusted share of pre-tax earnings from unconsolidated companies for the third quarter of 2018 was $6.6 million, an increase of $0.6 million compared to $6.0 million for the third quarter of 2017 due to an increase in passenger numbers at the Company's PeruRail joint venture.

Central overheads:
For the third quarter of 2018, adjusted central overheads of $6.9 million were $0.1 million lower than adjusted central overheads of $7.0 million in the prior-year quarter.

Investments

During the third quarter of 2018, the Company invested a total of $43.0 million in its portfolio, including $29.2 million on the refurbishment of Belmond Cap Juluca; $2.9 million on the refurbishment of Belmond La Samanna; $1.2 million on the full refurbishment of Belmond Savute Elephant Lodge, Chobe Reserve, Botswana; $1.2 million at Belmond Afloat in France for the addition of two new barges; and $0.7 million for the refurbishment of '21' Club following water damage from burst pipes earlier in the year.

Balance Sheet

At September 30, 2018, the Company had total debt of $746.5 million and cash balances of $150.3 million, resulting in net debt of $596.2 million and a ratio of net debt to trailing-twelve-month adjusted EBITDA of 4.2 times. This compared to net debt of $615.2 million and a ratio of net debt to trailing-twelve-month adjusted EBITDA of 4.8 times at June 30, 2018.

Outlook

The Company is providing the following guidance for the fourth quarter and full year 2018:

	Fourth Quarter 2018	Full Year 2018

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	3% - 7%	2% - 6%
In U.S. dollars	(4)% - 0%	2% - 6%

Statement of operations guidance ($ millions)
(Losses)/earnings from continuing operations (2)		($37.0) - $0.0
Adjusted EBITDA (3)		$140.0 - $150.0

Depreciation and amortization (4)	$15.2 - $16.2	$60.8 - $61.8
Interest expense	$8.1 - $9.1	$32.3 - $33.3
Tax expense (5)	$2.1 - $3.1	$12.6 - $14.6

Cash flow guidance ($ millions)

Cash interest expense	$8.0 - $9.0	$32.2 - $33.2
Cash tax expense (6)	$7.4 - $8.4	$16.5 - $17.5
Scheduled loan repayments	$1.3 - $1.7	$5.7 - $6.7

The Company’s guidance as provided above is based on its current expectations, beliefs and assumptions regarding future developments, and is subject to a number of uncertainties and risks outside the Company’s control that could cause the Company’s guidance to change. Accordingly, there can be no assurance that the Company will achieve these results.

(1) Projected same store RevPAR growth for the fourth quarter and full year ending December 31, 2018 excludes the operations of Belmond Castello di Casole, which was acquired in February 2018, Belmond Cap Juluca, which was acquired in May 2017, Belmond La Samanna, which is closed for refurbishment following Hurricanes Jose and Irma in September 2017 and Belmond Savute Elephant Lodge, Chobe Reserve, Botswana which was closed for refurbishment from November 2017 to June 2018.

(2) (Losses)/earnings from continuing operations includes the unadjusted impact of one-off items including the cost to terminate a right of first refusal and purchase option and costs associated with the strategic review.

(3) The Company's policy is to provide adjusted EBITDA guidance solely on a full year basis.
(4) Projected depreciation and amortization expense for the fourth quarter and full year ending December 31, 2018 includes forecast accelerated depreciation related to expected renovations at the Company's properties.

(5) Tax expense guidance includes the Company's share of provision for income taxes of unconsolidated companies.
(6) Cash tax expense guidance does not include the Company's share of provision for income taxes of unconsolidated companies.

BELMOND LTD.
EARNINGS RELEASE SCHEDULES

BELMOND LTD.
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenue	193.2	183.0	454.5	443.7

Expenses:
Cost of services	80.1	72.0	201.5	184.8
Selling, general and administrative	67.5	59.4	193.4	184.2
Depreciation and amortization	15.0	17.0	45.6	46.0
Impairment of goodwill	—	—	2.2	—
Impairment of property, plant and equipment and other assets	—	—	4.9	8.2

Total operating costs and expenses	162.6	148.4	447.6	423.2

Gain on disposal of property, plant and equipment	0.2	0.2	0.5	0.5
Other operating income	1.2	—	14.2	—

Earnings from operations	32.0	34.8	21.6	21.0

Interest income	0.2	0.2	0.8	0.6
Interest expense	(8.4)	(9.0)	(24.9)	(24.5)
Foreign currency, net	(0.7)	(1.5)	(4.3)	(2.7)

Earnings/(losses) before income taxes and earnings from unconsolidated companies, net of tax	23.1	24.5	(6.8)	(5.6)

Provision for income taxes	(14.5)	(20.7)	(5.9)	(17.6)

Earnings/(losses) before earnings from unconsolidated companies, net of tax	8.6	3.8	(12.7)	(23.2)

Earnings from unconsolidated companies, net of tax provision of $2.4, $2.0, $5.1 and $4.1	4.0	3.9	8.8	7.8

Earnings/(losses) from continuing operations	12.6	7.7	(3.9)	(15.4)

Net earnings from discontinued operations, net of tax provision of $Nil, $Nil, $Nil and $Nil	—	—	—	0.1

Net earnings/(losses)	12.6	7.7	(3.9)	(15.3)

Net losses attributable to non-controlling interests	—	0.1	—	—

Net earnings/(losses) attributable to Belmond Ltd.	12.6	7.8	(3.9)	(15.3)

EPS attributable to Belmond Ltd.	0.12	0.08	(0.04)	(0.15)
Weighted average number of shares – millions	102.96	102.33	102.72	102.11

BELMOND LTD.
SEGMENT INFORMATION
(Unaudited)

$ millions	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenue

Owned hotels
- Europe	109.4	96.7	210.0	180.8
- North America	27.6	32.9	91.0	115.2
- Rest of world	25.8	26.8	85.5	88.6
Total owned hotels	162.8	156.4	386.5	384.6
Owned trains & cruises	26.4	23.7	57.9	50.6
Management fees	4.0	2.9	10.1	8.5

Revenue	193.2	183.0	454.5	443.7

Adjusted EBITDA

Owned hotels
- Europe	54.8	48.7	79.9	71.5
- North America	5.1	2.3	25.2	21.8
- Rest of world	3.9	3.5	14.3	15.9
Total owned hotels	63.8	54.5	119.4	109.2
Owned trains & cruises	8.3	5.4	11.5	5.3
Management fees	4.6	4.7	11.7	11.5
Share of pre-tax earnings from unconsolidated companies	6.6	6.0	14.1	11.9
	83.3	70.6	156.7	137.9

Central overheads	(6.9)	(7.0)	(23.0)	(21.7)
Share-based compensation	(1.6)	(1.5)	(4.9)	(5.0)
Central marketing costs	0.3	0.1	(4.5)	(3.2)

Adjusted EBITDA	75.1	62.2	124.3	108.0

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Room Nights Available
Europe	90,895	86,817	224,516	214,135
North America	57,531	66,872	170,837	198,270
Rest of world	94,392	94,392	278,286	280,818
Worldwide	242,818	248,081	673,639	693,223

Room Nights Sold
Europe	70,334	66,974	148,749	143,262
North America	37,302	43,210	119,137	134,914
Rest of world	47,360	43,767	146,755	144,944
Worldwide	154,996	153,951	414,641	423,120

Occupancy
Europe	77%	77%	66%	67%
North America	65%	65%	70%	68%
Rest of world	50%	46%	53%	52%
Worldwide	64%	62%	62%	61%

ADR (in U.S. dollars)
Europe	1018	928	887	791
North America	368	383	410	432
Rest of world	335	376	360	378
Worldwide	653	618	563	535

RevPAR (in U.S. dollars)
Europe	788	716	588	529
North America	239	248	286	294
Rest of world	168	174	190	195
Worldwide	417	383	347	327

Same Store RevPAR (in U.S. dollars) (1)
Europe	793	716	589	529
North America	239	245	286	276
Rest of world	168	174	188	194
Worldwide	413	388	344	323

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	11%	7%	11%	5%
North America	(2)%	(2)%	4%	4%
Rest of world	(3)%	10%	(3)%	2%
Worldwide	6%	6%	7%	4%

(1) Same store RevPAR data for the three and nine months ending September 30, 2018 and September 30, 2017 excludes the operations of Belmond Castello di Casole, which was acquired in February 2018, Belmond Cap Juluca, which was acquired in May 2017, Belmond La Samanna, which is closed for refurbishment following Hurricanes Jose and Irma in September 2017 and Belmond Savute Elephant Lodge which was closed for refurbishment from November 2017 to June 2018.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	September 30,	December 31,
	2018	2017

Assets
Cash	145.5	180.2
Restricted cash	3.9	3.1
Accounts receivable	53.5	34.4
Due from unconsolidated companies	15.0	12.8
Prepaid expenses and other	14.5	13.3
Inventories	21.8	23.1

Total current assets	254.2	266.8

Property, plant & equipment, net of accumulated depreciation	1,246.2	1,168.0
Investments in unconsolidated companies	68.8	64.6
Goodwill	114.7	120.2
Other intangible assets	20.6	19.8
Other assets	17.2	14.1

Total assets (1)	1,721.7	1,653.6

Liabilities and Equity
Accounts payable	26.0	15.8
Accrued liabilities	111.1	79.5
Deferred revenue	50.8	32.8
Current portion of long-term debt and capital leases	6.4	6.4

Total current liabilities	194.3	134.5

Long-term debt and obligations under capital leases	740.1	700.8
Liability for pension benefit	0.1	0.7
Other liabilities	3.0	3.0
Deferred income taxes	108.9	115.4
Liability for uncertain tax positions	0.6	0.5

Total liabilities (2)	1,047.0	954.8

Shareholders’ equity	674.1	698.5
Non-controlling interests	0.6	0.3
Total equity	674.7	698.8

Total liabilities and equity	1,721.7	1,653.6

(1) Balance at September 30, 2018 includes $202.0 million (December 31, 2017 - $206.3 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at September 30, 2018 includes $168.2 million (December 31, 2017 - $123.0 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED EBITDA AND OUTLOOK ADJUSTED EBITDA
(Unaudited)

$ millions	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Adjusted EBITDA reconciliation:

Earnings/(losses) from continuing operations	12.6	7.7	(3.9)	(15.4)
Depreciation and amortization	15.0	17.0	45.6	46.0
Interest income	(0.2)	(0.2)	(0.8)	(0.6)
Interest expense	8.4	9.0	24.9	24.5
Foreign currency, net	0.7	1.5	4.3	2.7
Provision for income taxes	14.5	20.7	5.9	17.6
Share of provision for income taxes of unconsolidated companies	2.4	2.1	5.1	4.1
	53.4	57.8	81.1	78.9

Insurance gains and deductibles	1.2	—	(10.0)	—
Labor restructuring cost	—	—	14.9	—
Net operating losses at two closed Caribbean properties	4.4	2.0	11.4	2.0
Cost to terminate right of first refusal and purchase option	13.1	—	13.1	—
Strategic review costs	2.4	—	2.4	—
Other restructuring and special items (1)	0.5	2.3	3.7	5.3
Acquisition-related costs (2)	0.1	0.3	0.9	14.1
Gain on disposal of property, plant and equipment	(0.2)	(0.2)	(0.5)	(0.5)
Loss on disposal of property, plant and equipment in unconsolidated joint venture	0.2	—	0.2	—
Impairment of goodwill, property, plant and equipment and other assets	—	—	7.1	8.2

Adjusted EBITDA	75.1	62.2	124.3	108.0

(1) Represents costs in relation to restructuring, severance and redundancy costs, pre-opening costs, and other items, net.
(2) Represents acquisition fees in relation to the purchase of Castello di Casole in February 2018 and Cap Juluca in May 2017.

$ millions			Twelve months ending December 31, 2018
			Low case	High case

Reconciliation of outlook adjusted EBITDA:

(Losses)/earnings from continuing operations			(37.0)	0.0
Depreciation and amortization			61.8	60.8
Net interest expense			33.3	32.3
Foreign currency, net			4.3	4.3
Provision for income taxes			7.6	8.6
Share of provision for income taxes of unconsolidated companies			5.0	6.0
			75.0	112.0
Insurance gains and deductibles			(10.0)	(10.0)
Labor restructuring cost			16.0	15.0
Net operating losses at two closed Caribbean properties			19.0	17.0
Cost to terminate right of first refusal and purchase option			25.0	3.0
Strategic review costs			4.5	3.5
Other restructuring and special items			4.0	3.0
Gain on disposal of property, plant and equipment			(0.6)	(0.6)
Impairment of goodwill, property, plant and equipment and other assets			7.1	7.1

Adjusted EBITDA			140.0	150.0

BELMOND LTD.
RECONCILIATIONS - ADJUSTED NET EARNINGS / (LOSSES) AND ADJUSTED SHARE OF PRE-TAX EARNINGS FROM UNCONSOLIDATED COMPANIES
(Unaudited)

$ millions – except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Adjusted net earnings reconciliation:

Earnings/(losses) from continuing operations	12.6	7.7	(3.9)	(15.4)
Insurance gains and deductibles	1.2	—	(10.0)	—
Labor restructuring cost	—	—	14.9	—
Net operating losses at two closed Caribbean properties	4.4	2.0	11.4	2.0
Cost to terminate right of first refusal and purchase option	13.1	—	13.1	—
Strategic review costs	2.4	—	2.4	—
Other restructuring and special items (1)	0.5	2.3	3.7	5.3
Acquisition-related costs (2)	0.1	0.3	0.9	14.1
Gain on disposal of property, plant and equipment	(0.2)	(0.2)	(0.5)	(0.5)
Loss on disposal of property, plant and equipment in unconsolidated joint venture	0.2	—	0.2	—
Impairment of goodwill, property, plant and equipment and other assets	—	—	7.1	8.2
Accelerated depreciation	1.0	1.8	3.2	1.8
Interest adjustments	—	0.6	—	0.6
Foreign currency, net (3)	0.7	1.4	4.3	2.8
Tax-related adjustments	—	—	(8.1)	—
Income tax effect of adjusting items (4)	(0.5)	(0.4)	(2.0)	(0.4)

Adjusted net earnings from continuing operations	35.5	15.5	36.7	18.5

EPS from continuing operations	0.12	0.08	(0.04)	(0.15)
Adjusted EPS from continuing operations	0.34	0.15	0.36	0.18
Weighted average number of shares (millions)	102.96	102.33	102.72	102.11

(1) Represents costs in relation to restructuring, severance and redundancy costs, pre-opening costs, and other items, net.
(2) Represents acquisition fees in relation to the purchase of Castello di Casole in February 2018 and Cap Juluca in May 2017.
(3) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency of the respective entity.
(4) Represents income tax effect of adjusting items by applying the applicable statutory tax rate to the adjusting items.

$ millions	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Adjusted share of pre-tax earnings from unconsolidated companies reconciliation:

Earnings from unconsolidated companies (1)	4.0	3.9	8.8	7.8
Share of provision for income taxes of unconsolidated companies	2.4	2.1	5.1	4.1
Loss on disposal of property, plant and equipment in unconsolidated joint venture	0.2	—	0.2	—

Adjusted share of pre-tax earnings from unconsolidated companies	6.6	6.0	14.1	11.9

(1) Represents the Company's share of earnings from unconsolidated companies.

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	September 30, 2018	December 31, 2017

Cash
Cash and cash equivalents	145.5	180.2
Restricted cash (including $0.9 million and $0.8 million classified within long-term other assets on the balance sheet for 2018 and 2017, respectively)	4.8	3.9

Total cash	150.3	184.1

Total debt
Current portion of long-term debt and capital leases	6.4	6.4
Long-term debt and obligations under capital leases (1)	740.1	700.8

Total debt	746.5	707.2

Net debt	596.2	523.1

Adjusted EBITDA	140.3	124.0

Net debt / adjusted EBITDA	4.2	4.2

(1) Long-term debt is after the deduction of unamortized debt issuance costs and discount on secured term loans.

$ millions	For the twelve months ended September 30, 2018

Trailing twelve months adjusted EBITDA calculation:

Adjusted EBITDA for the twelve months ended December 31, 2017 (1)	124.0
Less: Adjusted EBITDA for the nine months ended September 30, 2017	(108.0)
Plus: Adjusted EBITDA for the nine months ended September 30, 2018	124.3

Adjusted EBITDA for the trailing twelve months	140.3

(1) As disclosed in the Company's 2017 earnings news release issued on February 26, 2018.

Conference Call
Belmond Ltd. will conduct a conference call on Wednesday, November 7, 2018 at 10:00 a.m. EST (3:00 p.m. GMT). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 1396 (U.S. toll free), +44 (0) 207 192 8000 (standard international access) or 0800 376 7922 (U.K. free phone). The conference ID number is 2798195. A re-play of the conference call will be available by telephone until 13:00 p.m. EST on Wednesday, November 14, 2018 and can be accessed by calling +1 866 331 1332 (U.S. toll free), +44 (0) 333 300 9785 (standard international access) or 0808 238 0667 (U.K. free phone). The conference ID number is 2798195. A replay will also be available on the Company’s investor relations website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established over 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences, excluding one scheduled for an early 2019 opening in London, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and two river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Definitions
All references to constant currency, which is a non-GAAP measure, represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Revenue per available room (“RevPAR”) is calculated by dividing room revenue by room nights available for the period. Same store RevPAR is a comparison of RevPAR based on the operations of the same units in each period, by excluding the effect of any hotel acquisitions in the period or major refurbishment where a property is closed for a full quarter or longer. The comparison also excludes the effect of dispositions (including discontinued operations) or closures. Management uses RevPAR and same store RevPAR to identify trend information with respect to room revenue and to evaluate the performance of a specific hotel or group of hotels in a given period.

Average daily rate ("ADR") is calculated by dividing room revenue by rooms sold for the period. Management uses ADR to measure the level of pricing achieved by a specific hotel or group of hotels in a given period.

Occupancy is calculated by dividing total rooms sold by total rooms available for the period. Occupancy measures the utilization of a hotel’s available capacity. Management uses occupancy to measure demand at a specific hotel or group of hotels in a given period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), reflects earnings / (losses) from continuing operations excluding interest, foreign exchange (a non-cash item), tax (including tax on unconsolidated companies), depreciation and amortization.

Adjusted EBITDA is calculated by adjusting EBITDA for items such as restructuring and other special items such as leases and sales, acquisition-related costs, disposals of assets and investments, impairments, temporary closures and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Adjusted net earnings / (losses) is calculated by adjusting earnings / (losses) from continuing operations for items such as foreign exchange (a non-cash item), leases and sales, acquisition-related costs, disposals of assets and investments, impairments, temporary closures, the tax effect of adjusting items and other one-off tax impacts, and certain other items

(some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Net debt is the sum of the Company’s current portion of long-term debt and capital leases and long-term debt and obligations under capital leases minus the sum of the Company’s cash, cash equivalents and restricted cash. The Company measures long-term debt after deducting unamortized debt issuance costs and discount on secured term loans.

Use of Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), which are filed with the Securities and Exchange Commission ("SEC") as part of the Company's annual report on Form 10-K and interim reports on Form 10-Q, management analyzes the operating performance of the Company on the basis of adjusted EBITDA. Adjusted EBITDA is the measure used by the Company’s management team to assess the operating performance of the Company’s businesses. Adjusted EBITDA is also presented on a consolidated basis because management believes it helps our investors evaluate the Company’s profitability on a basis consistent with that of its operating segments. Adjusted EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. Adjusted EBITDA should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating the Company's operating performance as presented in the Company's consolidated financial statements filed with the SEC.

Adjusted EBITDA, when presented on a consolidated basis, including the items set forth in the Company's reconciliations tables, and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. Adjusted EBITDA provides useful information to investors about the Company because it is not affected by non-operating factors such as leverage (affecting interest expense), tax positions (affecting income tax expense), the historical cost of assets (affecting depreciation expense) and the extent to which intangible assets are identifiable (affecting amortization expense). Adjusted EBITDA and adjusted net earnings / (losses) are unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the described manner, the measures provide a consistent basis on which the performance of the Company can be assessed from period to period. However, these measures are not intended to substitute for U.S. GAAP measures of Company performance as reflected in the Company's consolidated financial statements filed with the SEC.

EBITDA, adjusted EBITDA and adjusted net earnings / (losses) have limitations as analytical tools. Some of these limitations are: they do not reflect the Company’s cash expenditures or future requirements for capital expenditure or contractual commitments; they do not reflect changes in, or cash requirements for, the Company’s working capital needs; they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Board of Directors' review of strategic alternatives for the Company, the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA and adjusted EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, operating synergies and revenue opportunities, operating systems, and benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, the impact of our review of strategic alternatives, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine, Brazil, and Peru, and regional events in Myanmar, in the United Kingdom in respect of its withdrawal from the European Union and in the United States in respect of its evolving immigration and trade policies and the Tax Cuts and Jobs Act of 2017, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in Latin America, including the Caribbean, and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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